Exhibit 10.1

NextDecade Corporation

Director Compensation Policy

(Adopted by the NextDecade Corporation Board of Directors, effective October 14, 2019)

Members of the Board of Directors (the “Board”) of NextDecade Corporation (the “Company”) who are not employees of the Company or any subsidiary of the Company and who are not appointed to the Board pursuant to any agreement or arrangement with the Company (“Non-affiliate Directors”) shall be paid the following amounts in consideration for their services on the Board. Each Non-affiliate Director will be solely responsible for any tax obligations incurred by such Non-affiliate Director as a result of the equity and cash payments such Non-affiliate Director receives under this Policy.

Annual Compensation

Cash Compensation

Annual Cash Retainer for each Non-affiliate Director. Each Non-affiliate Director shall be paid an annual cash retainer of $80,000.

Additional Annual Cash Compensation Payable for each Non-affiliate Director Committee Chairperson:

●	Audit Committee: $20,000
●	Each Other Standing Committee: $15,000

There are no per-meeting attendance fees for members of the Board for attending Board meetings. All cash compensation payable to Non-affiliate Directors and Non-affiliate Director Committee Chairpersons shall be prorated for partial years of service and paid monthly in arrears.

Equity Compensation

Without any further action of the Board or its Compensation Committee, at the close of business on the last day of each calendar quarter (each, an “Award Grant Date”), each Non-affiliate Director will be awarded a grant of fully vested shares of Company common stock in consideration for such Non-affiliate Director’s services on the Board for such calendar quarter (each, a “Stock Award”) pursuant to and in compliance with the Company’s 2017 Omnibus Incentive Plan (as amended from time to time and including any successor thereto, the “Plan”). The number of shares subject to each Stock Award shall equal (i) $30,000 divided by (ii) the closing price of the Company’s common stock on the Nasdaq Capital Market (“Nasdaq”) on the Award Grant Date, or, if the Award Grant Date is not a trading day, then the last trading day occurring prior to the Award Grant Date.

Stock Awards shall be prorated based on actual days of service on the Board for any calendar quarter during which a Non-affiliate Director joins the Board. If a Non-affiliate Director ceases to serve as a Non-affiliate Director before the applicable Award Grant Date in any calendar quarter, then, without any further action of the Board or the Compensation Committee, such Non-affiliate Director shall be granted a prorated Stock Award at the close of business on such Non-affiliate Director’s last day of service, with the number of shares subject to such Stock Award based on the closing price of the Company’s common stock on Nasdaq on such Non-affiliate Director’s last day of service, or, if such Non-affiliate Director’s last day of service is not a trading day, then the last trading day occurring prior to such Non-affiliate Director’s last day of service.

If determined by the Board or the Compensation Committee, each Non-affiliate Director may elect to defer the delivery of the settlement of any shares of the Company’s common stock that would otherwise be delivered to such Non-affiliate Director on (or shortly following) the Award Grant Date. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code, as amended from time to time (“Section 409A”).

The remaining terms and conditions of each Stock Award, including transferability, will be as set forth in the Company’s standard award agreement, in the form adopted from time to time by the Board or the Compensation Committee.

Expense Reimbursement

Each director of the Company, including Board observers, shall be entitled to receive reimbursement of all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board. Such reimbursement is in addition to the compensation provided for under this Policy.

Section 409A

This Policy is intended to comply with, or otherwise be exempt from, Section 409A, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered consistent with such intention.

Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of a member of the Board with respect to compensation that already has been paid or earned, if applicable, unless otherwise mutually agreed between such member and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to equity awards granted under the Plan pursuant to this Policy prior to the date of such termination.